UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant To Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

Filed by the Registrant ☒                Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material Pursuant to § 240.14a-12

ROPER TECHNOLOGIES, INC.

(Formerly Roper Industries, Inc.)

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check all boxes that apply):

☒	No fee required

☐	Fee paid previously with preliminary materials

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

SUPPLEMENT TO THE PROXY STATEMENT DATED APRIL 28, 2023

FOR THE ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON JUNE 13, 2023

The following information supplements and amends the proxy statement (the “Proxy Statement”) of Roper Technologies, Inc. (the “Company”) filed with the U.S. Securities and Exchange Commission on April 28, 2023 and furnished to shareholders of the Company in connection with the solicitation of proxies by the Board of Directors of the Company for the 2023 Annual Meeting of Shareholders of the Company to be held on June 13, 2023 and any adjournment or postponement thereof. Capitalized terms used in this supplement to the Proxy Statement (this “Supplement”) and not otherwise defined herein have the meaning given to them in the Proxy Statement.

The Company is filing this Supplement solely to further highlight the treatment of broker non-votes with respect to voting on the proposal to amend and restate the Company’s Restated Certificate of Incorporation to permit the exculpation of officers. On pages 57 and 60 of the Proxy Statement the Company states “Abstentions and broker-non votes will have the effect of votes against the proposal.”

The text below replaces, in its entirety, the paragraph titled “Q: How are broker non-votes and abstentions treated?” on page 60 of the Proxy Statement:

“Q: How are broker non-votes and abstentions treated?

A: Broker non-votes are not treated as votes cast for purposes of the election of directors, so they will have no effect on the election of directors. Broker non-votes are not treated as entitled to vote for all other matters proposed for a vote at the meeting, so they will have no effect on those matters except as more specifically described on page 57 and below with respect to the proposal to approve the amendment to and restatement of our Restated Certificate of Incorporation. Abstentions are not treated as votes cast for purposes of the election of directors, so they will have no effect on the election of directors. Abstentions are treated as present and entitled to vote so they will have the effect of a vote cast against the approval for all other matters proposed for a vote at the meeting.”

Except as described above, this Supplement to the Proxy Statement does not modify, amend, supplement, or otherwise affect the Proxy Statement. This Supplement should be read in conjunction with the Proxy Statement.

If you have already voted, you do not need to vote again unless you would like to change or revoke your prior vote on any proposal. If you would like to change or revoke your prior vote on any proposal, please refer to the Proxy Statement for instructions on how to do so.